Exhibit 99.2

Palisade Bio Announces Closing of $13.8 Million Upsized Underwritten Public Offering and Full Exercise of Over-Allotment Option

CARLSBAD, Calif., Aug. 16, 2022 (GLOBE NEWSWIRE) -- Palisade Bio (Nasdaq: PALI), a clinical stage biopharmaceutical company advancing therapies for acute and chronic gastrointestinal (GI) complications, today announced the closing of its previously announced underwritten public offering for gross proceeds of approximately $13.8 million, prior to deducting underwriting discounts and commissions and offering expenses, including full exercise of the underwriter’s over-allotment option to purchase additional common stock shares and warrants.

The offering was comprised of (i) 49,360,000 shares of common stock, (ii) 1,460 shares of Series B convertible preferred stock, (iii) 55,200,000 Series 1 Warrants with an exercise price of $0.25 per share and a term of one year following the issuance date, and (iv) 55,200,000 Series 2 Warrants with an exercise price of $0.25 per share and a term of five years following the issuance date. The price per share of common stock, Series 1 Warrant and Series 2 Warrant is $0.25. The price per share of Series B convertible preferred stock, Series 1 Warrant to purchase 4,000 shares of common stock and Series 2 Warrant to purchase 4,000 shares of common stock is $1,000.00. The warrants will be exercisable beginning on the date of stockholder approval of the exercisability of the warrants under Nasdaq rules.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with this offering.

The securities issued at closing include 7,200,000 shares of common stock, Series 1 Warrants to purchase up to 7,200,000 shares of common stock and Series 2 Warrants to purchase up to 7,200,000 shares of common stock, issued upon the full exercise of the over-allotment option. The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-265769), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 11, 2022 and an additional registration statement on Form S-1 filed pursuant to Rule 462(b), which was filed on August 11, 2022 and became effective upon filing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering was made solely by means of a prospectus. A preliminary prospectus relating to the proposed offering was filed with the SEC on August 9, 2022 and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this offering was filed by the company with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at http://www.sec.gov or can be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

About Palisade Bio

Palisade Bio is a late-stage biopharmaceutical company focused on developing therapeutics that protect the integrity of the intestinal barrier. The Company utilizes over three decades of research

Exhibit 99.2

and established science that links the role of intestinal barrier biology and human disease to develop novel therapeutics that target and improve the integrity of the intestinal barrier.

The Company’s lead program, LB1148, is a broad-spectrum serine protease inhibitor which acts to neutralize digestive enzymes, potentially reducing intestinal damage. In multiple clinical studies, LB1148 has demonstrated positive results in accelerating the time to return of postoperative bowel function, and the Company recently presented analysis that LB1148 reduced the incidence and severity of post-surgical abdominal adhesions. LB1148 is currently being evaluated in a Phase 3 clinical study for accelerating the return of postoperative bowel function and in a Phase 2 study for the prevention of post-surgical abdominal adhesions.

The Company believes that addressing the disruption of the intestinal barrier can fundamentally change the way diseases are treated and potentially establish new standards of patient care. For more information, please go to www.palisadebio.com.

Forward-Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the potential of LB1148 to help restore bowel function and of investigational therapies to address health conditions. These forward-looking statements are based upon Palisade’s current expectations. Forward-looking statements involve risks and uncertainties. Palisade’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the company’s ability to advance its clinical programs; the risk that LB1148 may not demonstrate expected benefits; the uncertain and time-consuming regulatory approval process; the company’s ability to achieve additional financing to fund future operations; the company’s ability to comply with the continued listing requirements for Nasdaq; and general business and economic conditions. Additional risks and uncertainties can be found in the risk factors set forth in Palisade’s filings with the Securities and Exchange Commission from time to time, including Palisade’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Palisade’s registration statement on Form S-1. Palisade expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Palisade’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Contact

Dawn Hofmeister
ir@palisadebio.com

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com